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                                                                   EXHIBIT 10.08

                              CONSULTING AGREEMENT

        This CONSULTING AGREEMENT, dated as of April 8, 2000 (this "Agreement"), is made and entered into by and between PacifiCare Health Systems, Inc., a Delaware corporation ("Company"), and David Reed, an individual ("Consultant"), with reference to the following facts:

                                    PREAMBLE

        A. The Company desires to engage Consultant, as a consultant on an independent contracting basis, to act as the Chairman of the Board of Directors of the Company and to assist the Company in the area of executive and strategic management including, without limitation, assistance in strategic planning and transitional management and direction; and

        B. Consultant desires to accept such engagement, in accordance with the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the above premises and the covenants and promises exchanged by the parties hereinbelow, the Company and Consultant hereby agree as follows:

                                    ARTICLE 1

                               CONSULTING SERVICES

        1.1 Duties. The Company hereby engages Consultant as an independent contractor to provide the Company with services as Chairman of the Company's Board of Directors. As Chairman, Consultant shall be responsible for working with and assisting the Executive Committee in carrying out its responsibilities. The Chairman is the primary line of communication between management and the Company's Executive Committee. The Chairman is responsible for (i) oversight of and communicating and coordinating with the Company's Chief Executive Officer in the discharge of his or her duties; (ii) for communicating with and reporting to the Company's Board of Directors; and (iii) responding or determining with the Company's Executive Committee who should respond to investor relations and media inquiries. Consultant agrees to perform those services described above (the "Consulting Services"), and Consultant hereby accepts such engagement. In connection with the performance of the Consulting Services, Consultant shall do and perform any and all services, acts, or things incident thereto which may be necessary, advisable, or appropriate to fully perform the Consulting Services.

        1.2 Method of Performing Services. Consultant shall perform the Consulting Services as an independent consultant and the method, details, and means of performing the Consulting Services shall be determined by Consultant in his sole discretion.

        1.3 Devotion of Skills and Time. Consultant shall use its best efforts, skills, and abilities to perform the Consulting Services. While Consultant may perform services for other clients as he sees fit, Consultant shall not engage in any activities during the term of this Agreement which would unreasonably interfere with his performance of the Consulting Services as required hereunder or which would interfere with his fiduciary obligations as Chairman of the Board of Directors.

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                                    ARTICLE 2

                              TERM AND TERMINATION

        2.1 Term. The term of this Agreement (the "Term") shall commence on April 8, 2000 and shall continue until the earlier of: (1) Consultant's resignation from or failure to be reelected as Chairman of the Board of Directors of the Company; or (2) this Agreement's termination in accordance with
Section 2.2 below.

        2.2 Termination. This Agreement may be terminated only as follows:

            2.2.1 Written Election. Either the Company or Consultant may terminate this Agreement at any time, without cause, upon sixty (60) calendar days prior written notice to the other party.

            2.2.2 Automatic Termination. This Agreement shall automatically terminate upon the bankruptcy, insolvency, death or mental incapacity of Consultant.

            2.2.3 Breach. The Company, in its sole discretion, may terminate this Agreement "for cause" effective upon written notice to Consultant if Consultant has committed a material default under, or a breach of, this Agreement, has committed an act of gross misconduct, or has breached his fiduciary duties. For the purposes of this Agreement, the term "act of gross misconduct" shall mean the commission of any theft offense, misappropriation of funds, dishonest or fraudulent conduct, or the use of any Confidential Information (as defined in Section 5.2) in violation of the provisions of
Article 5 below.

            2.2.4 Nonpayment. Consultant, in his sole discretion, may terminate this Agreement effective upon written notice to the Company if the Company fails to pay the Compensation (as defined in Section 3.1) to Consultant within thirty
(30) calendar days of the applicable payment's due date.

        2.3 Effect of Termination. No termination of this Agreement shall affect or impair Consultant's right to continue to receive compensation earned through the effective date of this Agreement's termination. No termination of this Agreement shall relieve Consultant from his obligations arising under Article 5 of this Agreement.


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                                    ARTICLE 3

                                  COMPENSATION

        3.1 Payment of Consultant Fees. In consideration of the Consulting Services performed on the Company's behalf by Consultant during the Term of this Agreement, the Company shall pay Consultant annual compensation of $250,000, in 12 equal monthly installments, payable on the first of each month.

        3.2 Participation in Stock Option Plan. Consultant, as Chairman of the Board of Directors of the Company, is an officer of the Company and therefore shall be entitled to participate in the stock option plan for officers and key employees, and receive stock options at the same time(s) as Directors receive stock options. As Chairman of the Board of Directors, Consultant shall be entitled to twice as many options per grant as other members of the Board.

        3.3 Fees for Attending Board and Committee Meetings. As Chairman of the Board of Directors, Consultant shall be entitled to payment of all fees customarily paid to the Chairman of the Board, which include but are not necessarily limited to: (1) an annual retainer of $35,000; (2) twice the $1,200 fee to which other members of the Board are entitled for attendance at meetings of the Board; (3) the same $1,000 fee that other committee members for attendance at meetings of any committee of the Board of which Consultant is a member; (4) twice the $1,000 fee received by other committee members for attendance at meetings of any Board committee of which Consultant is Chairman. Consultant understands and agrees that the various fees set forth above are subject to change from time to time by the Board of Directors of the Company.

        3.4 State and Federal Taxes. Consultant acknowledges and agrees that, as an independent contractor, he will be responsible for paying all required state and federal income taxes, social security contributions, self-employment taxes, and other mandatory taxes and contributions and that the Company shall neither withhold any amounts from the Compensation for such taxes or pay such taxes on Consultant's behalf.

                                    ARTICLE 4

                           RELATIONSHIP OF THE PARTIES

        The Company and Consultant acknowledge and agree that the following provisions shall further define and limit the scope of their relationship.

        4.1 Independent Contractors. The Company and Consultant acknowledge and agree that Consultant enters into this Agreement as, and shall continue to be, an independent contractor of the Company and, other than being an officer of the Company by virtue of his position as Chairman of the Board of Directors of the Company, and as authorized by the Board of Directors, Consultant is not, and shall not become, an employee, officer, agent, joint venturer, partner, or owner of the Company or of any of the Company's affiliates. Nothing in this Agreement should be construed as establishing the relationship of employer and employee between the Company (or any affiliate of the Company) and Consultant. Without limiting the generality of the foregoing, the Company and Consultant each acknowledges and agrees that Consultant is not an employee of the Company for state or federal tax purposes and that Consultant is not entitled to any benefits accorded the Company's employees, including, without limitation, worker's compensation, disability insurance, or vacation or sick pay. Each party to this Agreement is and shall remain professionally and economically independent of the other.

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        4.2 Liability for Obligations. Nothing contained in this Agreement shall cause, or be construed as causing, either party hereto to be liable or responsible for any debt, liability, or obligation of the other party owed to any third party, unless such liability or responsibility is assumed in writing by the party sought to be charged therewith. Each party shall be solely responsible for and shall hold the other party harmless against any obligation for payment of wages, salaries, or other compensation (including, without limitation, all state, federal, and local taxes and mandatory employee benefits), insurance, and voluntary employment related or other contractual or fringe benefits as may be due and payable to the party to, or on behalf of, such party's employees, agent, or contractors.

                                    ARTICLE 5

                               GENERAL PROVISIONS

         5.1 Notices. Any and all notices, requests, invoices, consents, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and received (i) when delivered, (regardless of where delivery is made) if delivered personally, including personal delivery by commercial courier (ii) when delivered, if sent by United States registered or certified mail (return receipt requested), or
(iii) on the second following business day, if sent by United States Express Mail or overnight courier, in the case of (ii) or (iii) to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

        If to the Company:

        PacifiCare Health Systems, Inc.
        3120 Lake Center Drive
        Santa Ana, California  92704
        Attn: Chief Executive Officer

        If to Consultant:

        David Reed
        24602 Santa Clara Avenue
        Dana Point, California  92629


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        5.2 Amendments; Waiver. This Agreement shall be amended, modified, revised or supplemented only by a dated written instrument executed by the Company and Consultant. No waiver of any provision of this Agreement shall be effective unless evidenced by a dated, written instrument executed by the party against whom enforcement is sought. No waiver of any provision hereof shall be construed as a further or continuing waiver of such provision or any other provision hereof.

        5.3 Integrated Agreement. This Agreement constitutes the final written integrated expression of all the agreements between the Company (and any affiliate of the Company) and Consultant with respect to Consultant's engagement as a consultant with the Company and is a complete and exclusive statement of those terms. This Agreement supersedes all prior or contemporaneous written or oral memoranda, arrangements, agreements, contracts, communications or understandings between the parties hereto relating to the subject matter hereof. Any representations, promises, warranties, or statements made by either party which differ in any way from the terms of this Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained.

        5.4 Severability. In the event that any provision in this Agreement shall be found by a court or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        5.5 Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned, in whole or in part, by Consultant. Subject to the foregoing limitation, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, devisees, executors(trixes), administrators, legal representatives, successors and assigns.

        5.6 Section Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        5.7 Gender. The use of any gender in referring to any person on this Agreement shall apply to that individual or entity whether such is masculine, feminine, or neuter. Hence, the use of the words "it" or "its," "him" or "his," or "her" or "hers" shall be interchangeable when the context so requires.


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        5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principals of conflicts of law.

        5.9 Confidentiality of Certain Information. Consultant acknowledges and agrees that, during the term of his engagement with the Company, Consultant may have access to certain individually identifiable personal information which is in the Company's possession for the purpose of the Company's performance of its business, and that Consultant and his assistants, employees and agents shall maintain the confidentiality of all such information and shall, in the performance of the Consulting Services, abide by all state and federal laws applicable to the confidentiality of such information.

        5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

        IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement on and as of the date first written above.


The Company:                                    PacifiCare Health Systems, Inc.
                                                A Delaware corporation



                                                By:
                                                    ----------------------------

                                                Title:
                                                      --------------------------

Consultant:
                                                --------------------------------
                                                David Reed


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